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                                                                    Exhibit 10.2

                                                CONFIDENTIAL TREATMENT REQUESTED
                                     UNDER 17 C.F.R. SECTIONS 200.83 AND 230.496



                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into on this 3rd day of May, 2001, by and among Hoover's, Inc., a Delaware corporation (the "Company") and Patrick J. Spain, a resident of Travis County, Texas (the "Executive"), and the parties agree as follows:

       1.    RECITALS.

             (a) Executive has been employed by the Company since 1990, and, immediately prior to the execution of this Agreement, has been serving as Chairman, Chief Executive Officer, and President of the Company; and

             (b) Executive and the Company have recruited and retained a new Chief Executive Officer and President of the Company, the employment of whom by the Company commences contemporaneously with the execution of this Agreement; and

             (c) The Executive and the Company desire that Executive continue to serve the Company as its full time executive Chairman in accordance with the terms of this Agreement; and

             (d) Each of the Company and Executive acknowledges that each has given and received, good, valuable, present and sufficient consideration to support each of the obligations of the parties under this Agreement.

       2.    RELATIONSHIP.

             The Company hereby employs Executive to serve as an executive of the Company, and Executive hereby agrees to such employment, upon the terms and conditions set forth below.

       3.    SERVICES. During the time of his employment under this Agreement:

             (a) Executive shall serve as the executive Chairman of the Company, shall report to the Board of Directors of the Company (the "Board") and shall perform such executive duties and responsibilities commonly incident to such office as may be prescribed from time to time by the Board; and


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             (b)   Subject to reasonable outside business and personal interests that do not present a conflict of interest, Executive shall devote his full time, attention and energy to the business of the Company; and

             (c) Subject to reasonable travel requirements, and the rights of Executive under Section 5(e) below with respect to his primary residence, a substantial portion of the services to be provided by Executive to the Company shall be provided at its offices in Austin, Texas.

       4.    TERM.

             The term of this Agreement shall commence on May 22, 2001 (the "Effective Date") and shall continue until terminated in accordance with Section 7 of this Agreement.

       5.    COMPENSATION AND BENEFITS.

             During the Term of Executive's employment under this Agreement:

             (a) subject to the adjustments provided for below, the Company shall pay to Executive a salary at the annual rate of Three Hundred Thousand and No/100 Dollars ($300,000.00), which salary shall be paid in installments on the Company's customary pay dates and shall be subject to all applicable withholding required by state or federal law; provided, that Executive's salary shall be subject to increase but not decrease during the Term in the discretion of the Board; and

             (b) the Company shall provide to Executive, at the expense of the Company, such benefits as the Board or the Compensation Committee of the Board, if any, in its sole discretion, from time to time, determines to provide, which shall be the same benefits, including health insurance and disability insurance, as received by other senior executives of the Company; and

             (c) Executive shall be entitled to such other incentive compensation and bonuses in any calendar year as the Board or the Compensation Committee of the Board, if any, from time to time, determines to provide in its sole discretion; and

             (d) Executive shall be entitled to four (4) weeks of vacation per calendar year, which shall accrue and accumulate in accordance with the Company's vacation policies; and


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             (e)   Executive shall have the right at any time during the Term to relocate his primary residence from Austin, Texas to another location. In the event of such relocation, the Company shall pay or reimburse the Executive for the reasonable travel expenses incurred by him in traveling to and from his primary residence to the Company's offices in Austin, Texas, as well as his reasonable expenses while in Austin, Texas including, reasonable hotel and/or apartment expenses. The Company also acknowledges that it is practicable for the Executive to perform certain of his duties for the Company from his city of residence and the Company agrees that Executive will be required to perform his duties in Austin, Texas only to the extent they cannot reasonably be performed from the location of his primary residence and the Company agrees to reimburse Executive for the reasonable costs of keeping an office in his city of residence, such costs not to exceed $500.00 per month; and

             (f) The Company will reimburse Executive for the reasonable cost of his attorneys fees incurred in connection with the drafting and negotiation of this Agreement, with the aggregate amount of such reimbursement not to exceed $6,000.00.

       6.    CONFIDENTIAL AND PROPRIETARY INFORMATION.

       In consideration of Executive's employment by the Company, the Company's promise to disclose to Executive its confidential and Proprietary Information (as defined below), the compensation now and hereafter paid to Executive, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive hereby agrees with the Company as follows:

             (a) Executive recognizes and acknowledges that he may have access to certain Proprietary Information (defined below) of the Company and its affiliates and that such information constitutes valuable, special and unique property of the Company; the Executive will not, during or after the term of his employment, directly or indirectly divulge, disclose, transmit, use, lecture upon, publish, or otherwise communicate or make available any of such Proprietary Information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, except as may be required in connection with Executive's work for the Company or if the Company's Board of Directors expressly authorizes such in writing.


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             (b)   The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, "Proprietary Information" includes (a) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers that were learned or discovered by Executive during the term of his employment with the Company; (b) information regarding the skills and compensation of other employees of the Company; and (c) "Inventions," which consist of inventions, discoveries, developments, improvements, trade secrets, processes, formulas, data, lists, software programs and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, relating to the business or proposed business of the Company, whether or not patentable, copyrightable, or registrable under patent, copyright, or similar statutes in the United States or elsewhere, that were discovered, developed, created, conceived, reduced to practice, made, learned, or written by Executive, either alone or jointly with others, in the course of his employment with the Company.

             (c) Executive understands, in addition, that the Company may from time to time receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during the term of Executive's employment and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Third Party Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with Executive's work for the Company, or unless the Board of Directors of the Company expressly authorizes such in writing.

             (d) Executive acknowledges and agrees that all data, listings, charts, drawings, records, files, drafts, memoranda, devices, documents, specifications and similar items, together with all copies thereof, relating to the business of the Company and its affiliates or their customers, and/or any other material containing or disclosing any Proprietary Information, Inventions, or Third Party Information whether compiled by Executive, furnished to Executive by the Company or its affiliates, or their customers or clients or otherwise made accessible to Executive or coming into his possession, while Executive is in the employ of the Company, and copies of any such items, shall be and remain the sole and exclusive property of the Company or its customers or clients, as the


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                   case may be, and none of such items shall be removed from the
                   Company's business premises by Executive without the prior written consent of the Company, except as required in the course of his employment and all of such items shall be promptly returned to the Company by Executive upon the termination of his employment with the Company for whatever reason.

             (e) Executive understands and agrees that he shall not use the proprietary or confidential information of any former employer or any other person or entity in connection with his employment with the Company. During Executive's employment with the Company, Executive will not improperly use or disclose any confidential or proprietary information, if any, of any former employer or any other person or entity to whom Executive has an obligation of confidentiality, and he will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

             (f)   Executive acknowledges that any breach by Executive of this
                   Section 6 may result in irreparable harm to the Company with respect to which no adequate remedy at law exists. Accordingly, in addition to any other remedies available to the Company with respect to any actual or threatened breach of this Agreement, Executive consents to the entry of any temporary and permanent injunctive relief to the extent necessary to protect the Company from harm.

             (g) This Section 6 shall survive the termination of this Agreement, the Term and/or the Executive's employment with the Company.

       7.    TERMINATION.

             (a) The Company shall have the right to terminate the employment of Executive under this Agreement at any time, and without notice, for "Cause" as hereinafter defined. "Cause" for the purpose of this Agreement shall mean any one or more of the following:

                   (i) the breach or violation by Executive of this Agreement or the failure of Executive to perform in any material respect any of his obligations under this Agreement for any reason other than death or disability which breach or failure continues after ten (10) days' written notice and opportunity to cure;


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                   (ii)    gross neglect of duties by Executive;

                   (iii) misappropriation of Company assets or willful breach of fiduciary duty as an officer of the Company;

                   (iv)    conviction of Executive of a felony; or

                   (v) the failure or refusal of Executive to follow a lawful direction from the Board that is not inconsistent with the duties of Executive or the obligations of the Company under this Agreement and that does not constitute grounds for termination by Executive for Good Reason (as defined below).

             (b) The Company shall have the right to terminate the employment of Executive under this Agreement at any time without "Cause" upon the giving to Executive of thirty (30) days written notice of such termination; PROVIDED, HOWEVER, that during any such thirty (30) day notice period, (i) the Company may suspend, with no reduction in pay or benefits, Executive from his duties as set forth herein (including, without limitation, Executive's position as a representative and agent of the Company), and (ii) the Executive shall have no obligation to provide further services to the Company.

             (c) Executive shall have the right to terminate his employment under this Agreement for "Good Reason" (as defined below). Termination by Executive for Good Reason includes:

                   (i) Assignment of duties materially inconsistent with the scope of authority, duties and responsibilities defined in this Agreement (which shall include the removal of all duties from Executive) and such assignment is not retracted in writing, within ten
                           (10) days after receipt of written notice of Executive's objection to such assignment;

                   (ii) Failure to pay the Executive salary or benefits when due, which breach continues after ten (10) days' written notice and opportunity to cure;

                   (iii) More than fifty percent (50%) of the voting stock of the Company is acquired, by any person or entity; or

                   (iv) One or more of the members of the Board of the Company are persons other than those nominated by the Board of Directors of the Company; or


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                   (v)     Other material breach of this Agreement by the
                           Company, which breach continues after ten (10) days' written notice and opportunity to cure.

             (d) Executive shall have the right to terminate his employment under this Agreement at any time without "Good Reason" upon giving to the Company thirty (30) days written notice of such termination; PROVIDED, HOWEVER, that the Company may waive all or a portion of the thirty (30) days' notice and accelerate the effective date of such termination.

             (e) The employment of Executive under this Agreement shall terminate automatically upon the death of Executive.

             (f) The employment of Executive under this Agreement shall terminate automatically upon the Disability of the Executive. For purposes of this Agreement, Disability shall mean that the Executive is unable for a period of ninety (90) consecutive days because of a physical or mental illness or condition to substantially render the services required hereunder. In such event, the Executive's employment hereunder can be terminated upon written notice from the Company to the Executive.

             (g) In the event of the termination of the employment of Executive under any of subsections (a), (d), (e) or (f), the Company shall have no liability or obligation to Executive under this Agreement except for

                   (i) unpaid salary compensation and any unused accrued vacation through, and any unpaid reimbursable expenses outstanding as of, the date of termination; and

                   (ii) all benefits, if any, that had accrued to the Executive through the date of termination under the plans and programs described in Section 5 above, or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs.

             (h) In the event of a termination by Company without Cause, or the termination by Executive for Good Reason at any time following the execution of this Agreement (including termination as described above prior to the Effective Date), the Executive shall be entitled to the following:


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                   (i)     as severance compensation, his then applicable salary
                           compensation paid semi monthly for a period of one
                           (1) year following the date of termination of Executive's employment (and, during the period in which Executive is entitled to receive severance compensation the Executive shall be under no obligation to mitigate his/her damages or seek other employment or to provide any services to the Company);

                   (ii) any unpaid reimbursable expenses outstanding, and any unused accrued vacation, as of the date of termination;

                   (iii) all benefits, if any, that had accrued to the Executive through the date of termination under the plans and programs described in Section 5 above (other than the office expenses as described in paragraph 5(e)), or any other applicable benefit plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; and

                   (iv) continued participation on the same basis (including without limitation, cost contributions) as the other senior executives of the Company in all medical, dental, disability and life insurance coverage (such benefits collectively called the "CONTINUED PLANS") in which he was participating on the date of termination (as such Continued Plans are from time to time in effect at the Company) until the earlier of(x) the end of the period that he receives severance compensation payments under clause (i) of this Section 7(h) or (y) the date, or dates, on which he is entitled to receive coverage and benefits under the same type of plan of a subsequent employer; provided, however, (1) if the Executive is precluded from continuing his participation in any Continued Plan, then the Company will be obligated to pay him the economic equivalent of the benefits provided under the Continued Plan in which he is unable to participate, for the period specified above, plus an amount equal to the tax, if any, payable by him thereon, it being understood that the economic equivalent of a benefit foregone shall be deemed the lowest cost in the State of Texas that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and payment of such after-tax economic benefit shall be made quarterly in advance, and (2) the Company shall pay the premiums for Executive's medical insurance under COBRA for so long as Executive or Executive's family is eligible for COBRA benefits and not covered under the medical plan of any subsequent employer.


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             (i)   The termination of Executive's employment with the Company shall not affect or terminate the service of Executive as a member of the Board of the Company.

       8.    NONCOMPETITION.

       The Executive expressly agrees, confirms, represents and covenants for the benefit of the Company, as follows:

             (a) For the period set forth below (the "Non-Compete Period") the Executive shall not engage either directly or indirectly in competition with the Company, or any of its successors or affiliates, within the Applicable Territory (defined below), and in particular, the Executive shall not, as owner, operator, manager, Executive, consultant, independent contractor, agent, salesperson, officer, director, shareholder, investor, guarantor, partner or member of a joint venture, or otherwise, directly or indirectly, engage in any manner in the Business (defined below) within the Applicable Territory. For purposes of this Agreement, the term "Applicable Territory" shall mean and include all of the United States of America, Western Europe and Canada and any other country in which the Company is engaged in Business during the term hereof, and the term "Business" shall mean any enterprise whose primary business is selling information about companies, people and industries to other businesses in direct competition with Company, including but not limited to [*], as well as any new entities (including entities that Executive may found), that are actively engaged in the provision of business information to users on a paid, subscription basis; provided that in order to enforce this non-competition restriction as against such an additional entity, the Company shall have given notice to Executive of the inclusion of such additional entity to the restricted employer list at least thirty (30) days prior to the date on which Executive was terminated; provided that if the existence of such new company does not become generally known within the business community until after Executive's


------------------------
[*] Indicates that material has been omitted and confidential treatment requested therefor. All such material has been filed separately with the Commission pursuant to Rule 406.


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                   termination, the Company shall have thirty (30) days from the earlier of the date on which it became aware of the existence of such entity, or the date on which it should reasonably have become aware of the existence of such entity based on publicly available information, to inform Executive of the application of this provision to such entity, and any other business engaged in by the Company or any of its subsidiaries or affiliates during the Term other than any business incidental to the operations of the Company or any of its subsidiaries taken together as a whole;

             (b) The "Noncompete Period" shall begin on the date of this Agreement and ends twelve (12) months after the termination of the Executive's employment with the Company for any reason whatsoever;

             (c) During the Non-Compete Period, the Executive shall not contact or solicit or encourage any employee, supplier, distributor or customer of the Company to discontinue his, her or its relationship with the Company;

             (d) Notwithstanding anything set forth in this Agreement to the contrary, it shall not be a violation of this Agreement for the Executive to own, in the aggregate, less than two percent (2%) of any publicly traded entity competitive with the Company, if and only if the Executive does not provide services or information to that entity directly or indirectly, and does not act as officer, director, Executive, consultant or contractor, nor receive any economic benefit from such competitive business other than as a result of his ownership interest, and then only to the extent that the other owners receive the same economic benefit;

             (e) The covenants and agreements of the Executive set forth in this Section 8 are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration and are necessary to enforce the confidentiality provisions hereof, and the limitations as to time, geographic area and scope of activity to be restrained are reasonable and acceptable to the Executive and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company;


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             (f)   If, at some later date, a court of competent jurisdiction or any arbitrator determines that any of the provisions set forth in this Agreement do not meet the criteria for enforceability under applicable law, the Executive agrees that this Agreement may be reformed by such court or arbitrator pursuant to, and enforced to the maximum extent permitted by, applicable law; and

             (g) The Executive acknowledges that any breach by him of this Agreement may result in irreparable harm to the Company with respect to which no adequate remedy at law shall exist. Accordingly, in addition to any other remedies available to the Company with respect to any actual or threatened breach of this Agreement, the Executive consents to the entry of any temporary and permanent injunctive relief, to the extent necessary to protect the Company from harm.

             (h) This Section 8 shall survive the termination of this Agreement, the Term and/or the Executive's employment with the Company.

       9.    OPTIONS.

             (a) The Company and Executive agree and confirm that, as of the date of this Agreement, the Company has granted to Executive the stock options discussed in Exhibit A to this Agreement and that such options remain in full force and effect in accordance with the terms of the stock option plans and agreements pursuant to which they have been issued;

             (b) The Company and Executive agree to enter into the following agreements with respective to Executive's currently issued stock options, as well as the options granted pursuant to subparagraph c below:

                           a. With respect to those options that have an exercise price that is equal to or greater than the closing price of the Company's common stock on the NASDAQ National Market System on the Effective Date (the "Effective Date Closing Price"), the Company will amend the option agreement for such options as of the Effective Date to provide that: (i) any unvested options will fully vest as of the Effective Date; and
                                (ii) Executive will have a period equal to the lesser of two years or the balance of time remaining prior to the expiration of such option in which to exercise such option following the cessation of Service of Executive with the Company, as defined in such option agreement(s).


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                           b.   In the event of a termination by Company without
                                Cause, or the termination by Executive for Good Reason, the Company shall, at Employee's request, extend a loan to the Executive for the express purpose of providing Executive with sufficient funds to exercise all of Executive's options which have an exercise price that is less than the Effective Date Closing Price. Such loan shall: (i) bear interest at the prime rate of interest as published by Imperial Bank, or its successor; (ii) shall be a full recourse loan secured by the shares acquired by Executive pursuant to such option exercise; and (iii) shall be repaid within two (2) years. Executive shall also issue a personal guaranty in a form reasonably satisfactory to the Company.

                           c. As of the Effective Date, the Company will grant Executive an option to acquire 50,000 shares of common stock under the Company's 1999 Stock Incentive Plan (the "Plan"), pursuant to the Company's standard stock option agreement. Such option will vest quarterly over a period of four
                                (4) years, commencing August 22, 2001, with an exercise price equal to the Effective Date Closing Price. Upon cessation of Executive's Service with the Company, as defined in the Plan, vesting of such option will cease and the option will terminate in accordance with the Plan.

       10.   NONTRANSFERABILITY.

             Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive without the prior written consent of the Company.

       11.   WAIVER.

             The parties acknowledge and agree that the failure of either party to enforce any provision of this Employment Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Employment Agreement.

       12.   NOTICE.

             Any notice required or permitted to be given hereunder shall be in writing and delivered personally or mailed by prepaid registered mail to the party to be notified at the following addresses (or such other addresses as one party may notify the other of:


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             (a)   To the Company at:

                   1033 La Posada Drive
                   Austin, Texas 78752
                   Attention: General Counsel

                   After May 15, 2001:

                   5800 Airport Blvd.
                   Austin, Texas 78752
                   Attention: General Counsel

             (b)   To the Executive at:

                   Patrick J. Spain
                   [*]
                   [*]

       Any notice mailed as aforesaid shall be deemed to have been received on the third day following the mailing thereof.










-----------------------------
[*] Indicates that material has been omitted and confidential treatment requested therefor. All such material has been filed separately with the Commission pursuant to Rule 406.


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       13.   GOVERNING LAW; FORUM FOR DISPUTES; EXPENSES.

             This Agreement shall be interpreted in accordance with the laws of the State of Texas. The parties agree that any dispute arising hereunder shall be subject to final and binding arbitration conducted pursuant to the rules of the American Arbitration Association and the arbitration shall take place in Austin, Texas; provided that following a Change of Control, either party may, at their discretion, seek to resolve a dispute arising hereunder through arbitration, as described above, or by filing suit subject to the jurisdiction and venue provisions described below. The parties agree that any dispute arising hereunder which are not subject to final and binding arbitration or to enforce the results of such arbitration shall be submitted to a court of competent jurisdiction in Travis County, Texas. The Executive and the Company acknowledge that a material portion of the business of the Company is conducted in Texas, and consent to the jurisdiction of, and service of process by, such court. The parties further agree that in the event of any lawsuit or other legal proceeding with respect to this Agreement, the prevailing party in connection with such suit or proceeding shall be entitled to recover from the nonprevailing party, in addition to any other relief to which such prevailing party shall be entitled, all of the expenses of such prevailing party in connection with such suit or proceeding, including, without limitation, attorneys fees and expenses, and expert witness fees.

       14.   FINAL AGREEMENT.

             Both parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties with respect to the subject matter hereof; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and, that all previous employment agreements, either oral or written, are expressly superseded and revoked by this Agreement.

       15.   MODIFICATION.

             Both parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement (i) is in writing, (ii) contains an express provision referencing this Agreement and (iii) is signed by the Company and the Executive.


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       16.   BINDING EFFECT.

             This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

       17.   LEGAL CONSULTATION.

             The Executive and the Company acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to the execution of this Agreement.

             IN WITNESS WHEREOF the parties hereto have executed this Agreement.


                                  "COMPANY"

                                  HOOVER'S, INC., a Delaware corporation


                                  By: /s/ Kris Rao
                                  Name:   Kris Rao
                                  Title:  Vice President and General Counsel

                                  "EXECUTIVE"

                                  /s/ Patrick J. Spain

                                  PATRICK J. SPAIN
                                  SOCIAL SECURITY #:        [*]
                                                     ----------------



-------------------
[*] Indicates that material has been omitted and confidential treatment requested therefor. All such material has been filed separately with the Commission pursuant to Rule 406.

                                    EXHIBIT A
                                    ---------

                                 OPTION HOLDINGS


                                    EXERCISE          PERCENT VESTED
GRANT DATE          NUMBER           PRICE             AS OF 5/3/01
----------          ------           -----             ------------
10/28/92             9,750          $ 1.00                 100%
02/03/93            75,000          $ 1.00                 100%
06/27/95           105,000          $ 1.00                 100%
06/03/96            40,950          $ 2.00                 100%
05/09/97            82,500          $ 3.67                 100%
06/24/98            75,000          $ 4.33                  50%
06/08/99           112,500          $14.00                  25%
06/05/00           100,000          $ 7.4375                 0%
12/21/00           100,000          $ 1.5625                 0%




All options expire ten (10) years from the date of grant.